                                                  Rule 424(b)(3)
                                                  File No. 333-38545

Pricing Supplement No. 26                         Dated: September 23, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


U.S. $2,500,000,000

Heller Financial, Inc.

Medium-Term Notes, Series H

(Registered Notes-Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $190,000,000                         Issue Price: 100%
Original Issue Date: September 25, 1998                Stated Maturity Date: September 25, 2001

Form: [X] Book-Entry  [] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [] Yes [] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [X] Other: Fixed

Interest Reset:  N/A

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
N/A

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 25th day of March and September, beginning March 25, 1999 up to and including the Stated Maturity Date.

Interest Determination Date(s): N/A

                                                       Rule 424(b)(3)
                                                       File No. 333-38545

Pricing Supplement: No. 26                             Dated: September 23, 1998
(To Prospectus dated October 30, 1997
Prospectus Supplement dated November 17, 1997)


Initial Interest Rate: 5.75%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-): N/A                                     Spread Multiplier: N/A

Optional Redemption: [] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be    % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by    % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .163%

Other Provisions:  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 26
                       UNDER MTN-SERIES H PROGRAM: $1,961,000,000
                   b)  CUSIP #42333HKJ0

Agent: Lehman Brothers, Inc.
       Three World Financial Center
       12th Floor
       New York, New York 10285